Exhibit 99.1
Post Holdings Reports Results for the Fourth Quarter and Fiscal Year 2025
St. Louis - November 20, 2025 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2025.
Highlights:
•Fourth quarter net sales of $2.2 billion; operating profit of $168.4 million; net earnings of $51.0 million and Adjusted EBITDA (non-GAAP)* of $425.4 million
•Fiscal year net sales of $8.2 billion; operating profit of $799.3 million; net earnings of $335.7 million and Adjusted EBITDA of $1,538.8 million
•Fiscal year 2026 Adjusted EBITDA (non-GAAP)* expected to range between $1,500-$1,540 million
*For additional information regarding non-GAAP measures, such as Adjusted EBITDA, Adjusted net earnings, Adjusted diluted earnings per common share and segment Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
Basis of Presentation
On July 1, 2025, Post completed its acquisition of 8th Avenue Food & Provisions, Inc. (“8th Avenue”), the results of which are included in the Post Consumer Brands segment. On August 29, 2025, Post announced it had entered into an agreement to sell the pasta business of 8th Avenue, with the transaction expected to close in December of Post’s first quarter of fiscal year 2026.
On March 3, 2025, Post completed its acquisition of Potato Products of Idaho, L.L.C. (“PPI”), the results of which are included in the Refrigerated Retail and Foodservice segments.
Fourth Quarter Consolidated Operating Results
Net sales were $2,247.0 million, an increase of 11.8%, or $236.9 million, compared to $2,010.1 million in the prior year period and included $249.4 million in net sales from acquisitions in the current year period. Excluding the benefit from acquisitions in the current year period, net sales growth in Foodservice (primarily driven by incremental highly pathogenic avian influenza pricing and volume growth in eggs and protein-based shakes), Weetabix (primarily driven by favorable foreign currency exchange rates) and Refrigerated Retail (primarily driven by incremental highly pathogenic avian influenza pricing) was offset by declines in Post Consumer Brands (driven by pet food distribution losses and cereal category declines). Gross profit was $602.1 million, or 26.8% of net sales, an increase of 4.6%, or $26.7 million, compared to $575.4 million, or 28.6% of net sales, in the prior year period.
Selling, general and administrative (“SG&A”) expenses were $350.1 million, or 15.6% of net sales, an increase of 2.5%, or $8.4 million, compared to $341.7 million, or 17.0% of net sales, in the prior year period. SG&A expenses in the fourth quarter of fiscal years 2025 and 2024 included $14.4 million and $10.0 million, respectively, of integration costs, which were primarily related to acquisitions and were treated as adjustments for non-GAAP measures. Operating profit was $168.4 million, a decrease of 11.8%, or $22.5 million, compared to $190.9 million in the prior year period. Operating profit in the fourth quarter of fiscal year 2025 included a non-cash goodwill impairment charge of $29.8 million, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings were $51.0 million, a decrease of 37.5%, or $30.6 million, compared to $81.6 million in the prior year period. Net earnings included the following:

	Three Months Ended September 30,
(in millions)	2025	2024
Loss on extinguishment of debt, net (1)	$—	$6.7
Expense on swaps, net (1)	0.4	11.0
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
Diluted earnings per common share were $0.88, compared to $1.28 in the prior year period. Adjusted net earnings (non-GAAP)* were $127.5 million, compared to $100.9 million in the prior year period. Adjusted diluted earnings per common share (non-GAAP)* were $2.09, compared to $1.53 in the prior year period.
Adjusted EBITDA was $425.4 million, an increase of 22.0%, or $76.7 million, compared to $348.7 million in the prior year period.
Fiscal Year 2025 Consolidated Operating Results
Net sales were $8,158.1 million, an increase of $235.4 million, compared to $7,922.7 million in the prior year. Gross profit was $2,339.4 million, or 28.7% of net sales, an increase of 1.5%, or $34.5 million, compared to $2,304.9 million, or 29.1% of net sales, in the prior year.
SG&A expenses were $1,308.6 million, or 16.0% of net sales, a decrease of 1.6%, or $21.8 million, compared to $1,330.4 million, or 16.8% of net sales, in the prior year. Operating profit was $799.3 million, an increase of 0.7%, or $5.8 million, compared to $793.5 million in the prior year. Operating profit in fiscal year 2025 included a non-cash goodwill impairment charge of $29.8 million, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings were $335.7 million, a decrease of 8.5%, or $31.0 million, compared to $366.7 million in the prior year. Net earnings included the following:

	Year Ended September 30,
(in millions)	2025	2024
Loss on extinguishment of debt, net (1)	$5.8	$2.1
(Income) expense on swaps, net (1)	(6.9)	15.7
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
Diluted earnings per common share were $5.51, compared to $5.64 in the prior year. Adjusted net earnings were $454.5 million, compared to $419.5 million in the prior year. Adjusted diluted earnings per common share were $7.23, compared to $6.27 in the prior year.
Adjusted EBITDA was $1,538.8 million, an increase of 9.6%, or $135.2 million, compared to $1,403.6 million in the prior year.
Post Consumer Brands
Primarily North American ready-to-eat (“RTE”) cereal and granola, pet food and nut butters.
For the fourth quarter, net sales were $1,158.8 million, an increase of 10.6%, or $111.4 million, compared to the prior year period. Net sales included $242.7 million in the fourth quarter attributable to 8th Avenue. Excluding the benefit of 8th Avenue in the current year period, volumes decreased 11.5%. Pet food volumes decreased 13.2%, primarily driven by reductions in co-manufactured and private label products and distribution losses. Cereal and granola volumes decreased 8.1%, primarily driven by category declines and the lapping of elevated promotional activity in the prior year period. Segment profit was $102.8 million, a decrease of 26.7%, or $37.4 million, compared to the prior year period. Segment Adjusted EBITDA (non-GAAP)* was $208.0 million, an increase of 2.1%, or $4.3 million, compared to the prior year period.
For fiscal year 2025, net sales were $4,024.6 million, a decrease of 2.1%, or $85.0 million, compared to the prior year. Segment profit was $493.9 million, a decrease of 8.7%, or $47.3 million, compared to the prior year. Segment Adjusted EBITDA was $794.1 million, an increase of 1.0%, or $8.1 million, compared to the prior year.
Weetabix
Primarily United Kingdom RTE cereal, muesli and protein-based shakes.

For the fourth quarter, net sales were $145.0 million, an increase of 3.6%, or $5.0 million, compared to the prior year period. Net sales reflected a foreign currency exchange rate tailwind of approximately 360 basis points. Volumes decreased 2.9%, primarily driven by the strategic exit of low-performing products, partially offset by growth in protein-based shakes. Segment profit was $20.6 million, an increase of 4.6%, or $0.9 million, compared to the prior year period. Segment Adjusted EBITDA was $32.6 million, an increase of 0.6%, or $0.2 million, compared to the prior year period.
For fiscal year 2025, net sales were $542.2 million, a decrease of 0.2%, or $1.0 million, compared to the prior year. Segment profit was $74.0 million, a decrease of 10.7%, or $8.9 million, compared to the prior year. Segment Adjusted EBITDA was $123.7 million, a decrease of 1.0%, or $1.3 million, compared to the prior year.
Foodservice
Primarily egg and potato products.
For the fourth quarter, net sales were $718.0 million, an increase of 20.4%, or $121.9 million, compared to the prior year period. Net sales included $5.6 million in the fourth quarter attributable to PPI. Excluding the benefit of PPI in the current year period, volumes increased 9.3%, driven by distribution increases in egg and potato products, customer egg inventory normalization and growth in protein-based shakes. Segment profit was $128.2 million, an increase of 63.7%, or $49.9 million, compared to the prior year period. Segment Adjusted EBITDA was $161.1 million, an increase of 49.9%, or $53.6 million, compared to the prior year period.
For fiscal year 2025, net sales were $2,641.0 million, an increase of 14.5%, or $333.9 million, compared to the prior year. Segment profit was $399.7 million, an increase of 29.7%, or $91.6 million, compared to the prior year. Segment Adjusted EBITDA was $532.9 million, an increase of 22.4%, or $97.5 million, compared to the prior year.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the fourth quarter, net sales were $228.2 million, an increase of 0.8%, or $1.7 million, compared to the prior year period. Net sales included $1.1 million in the fourth quarter attributable to PPI. Excluding the benefit of PPI in the current year period, volumes decreased 4.0%, primarily due to declines in sausage and egg products. Volume information by product is disclosed in a table presented later in this release. Segment profit was $23.4 million, an increase of 82.8%, or $10.6 million, compared to the prior year period. Segment Adjusted EBITDA was $45.6 million, an increase of 44.3%, or $14.0 million, compared to the prior year period.
For fiscal year 2025, net sales were $953.3 million, a decrease of 0.9%, or $8.9 million, compared to the prior year. Segment profit was $88.3 million, an increase of 16.3%, or $12.4 million, compared to the prior year. Segment Adjusted EBITDA was $167.2 million, an increase of 12.2%, or $18.2 million, compared to the prior year.
Impairment of Goodwill and Other Intangible Assets
A non-cash goodwill impairment charge of $29.8 million was recorded in the fourth quarter of fiscal year 2025 related to Post’s Cheese and Dairy reporting unit within the Refrigerated Retail segment. The goodwill impairment charge was driven primarily by the continued narrowing of the pricing gap between branded and private label competitors, resulting in further distribution losses and declining profitability. No goodwill impairment charge was recorded in fiscal year 2024.
Interest, Loss on Extinguishment of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $101.8 million in the fourth quarter of fiscal year 2025, compared to $79.6 million in the fourth quarter of fiscal year 2024. Interest expense, net was $361.4 million in fiscal year 2025, compared to $316.5 million in fiscal year 2024. The increase in interest expense, net in the fourth quarter of fiscal year 2025 was driven by higher average outstanding principal amounts of debt, a higher weighted-average interest rate and lower interest income compared to the prior year period. The increase in interest expense, net in fiscal year 2025 compared to the prior year was driven by higher average outstanding principal amounts of debt and a higher weighted-average interest rate, partially offset by higher interest income.
No gain or loss on extinguishment of debt, net was recorded in the fourth quarter of fiscal year 2025. Loss on extinguishment of debt, net of $6.7 million was recorded in the fourth quarter of fiscal year 2024. Loss on extinguishment of debt, net of $5.8 million was recorded in fiscal year 2025 in connection with Post’s redemption of its outstanding 5.625% senior notes due January 2028. Loss on extinguishment of debt, net of $2.1 million was recorded in fiscal year 2024.

Expense (income) on swaps, net relates to mark-to-market adjustments and settlements on interest rate swaps. Expense on swaps, net was $0.4 million in the fourth quarter of fiscal year 2025, compared to $11.0 million in the prior year period. Income on swaps, net was $6.9 million in fiscal year 2025, compared to expense of $15.7 million in the prior year.
Income tax expense was $21.9 million in the fourth quarter of fiscal year 2025, an effective income tax rate of 30.0%, compared to $16.3 million in the fourth quarter of fiscal year 2024, an effective income tax rate of 16.6%. For the three months ended September 30, 2025, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of a non-deductible goodwill impairment charge discussed previously in this release and the derecognition of basis differences attributable to 8th Avenue, partially offset by the release of a valuation allowance on one of Post’s foreign operations. For the three months ended September 30, 2024, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of the release of a valuation allowance on certain state net operating losses. Income tax expense was $108.7 million in fiscal year 2025, an effective income tax rate of 24.5%, compared to $105.1 million in the prior year, an effective income tax rate of 22.3%.
Share Repurchases
During the fourth quarter of fiscal year 2025, Post repurchased 2.5 million shares of its common stock for $273.8 million at an average price of $106.48 per share. During fiscal year 2025, Post repurchased 6.4 million shares for $708.5 million at an average price of $109.81 per share. Subsequent to the end of the fourth quarter of fiscal year 2025 through November 19, 2025, Post repurchased 1.0 million shares for $105.5 million at an average price of $105.85 per share. As of November 19, 2025, Post had $282.6 million remaining under its share repurchase authorization.
Outlook
Post management expects Adjusted EBITDA for fiscal year 2026 to be between $1,500-$1,540 million, inclusive of a partial year contribution from 8th Avenue’s pasta business. Post management expects fiscal year 2026 capital expenditures to range between $350-$390 million, which includes Foodservice investment in continued cage-free egg facility expansion and the completion of the Norwalk, Iowa precooked egg facility expansion, for aggregate expenditures of $80-$90 million.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, integration and transaction costs, mark-to-market adjustments on equity security investments, mark-to-market adjustments on commodity and foreign exchange hedges, gain/loss on extinguishment of debt, net, equity method investment adjustment and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales and free cash flow. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”

Board Update
Post today announced that William P. Stiritz, Chairman of Post’s Board of Directors, will retire from the Board and be named Chairman Emeritus, effective December 16, 2025. Robert V. Vitale, President and Chief Executive Officer and current member of the Board, has been named Chairman of the Board, effective upon Mr. Stiritz’s retirement.
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, November 21, 2025 at 9:00 a.m. ET to discuss financial results for the fourth quarter of fiscal year 2025 and fiscal year 2026 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, Jeff A. Zadoks, Executive Vice President and Chief Operating Officer, and Matthew J. Mainer, Executive Vice President, Chief Financial Officer and Treasurer, will participate in the call.
Interested parties may join the conference call by dialing (800) 445-7795 in the U.S. and (785) 424-1699 from outside of the U.S. The conference identification number is POSTQ425. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors portion of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, November 28, 2025 by dialing (800) 839-6803 in the U.S. and (402) 220-6056 from outside of the U.S. A webcast replay also will be available for a limited period under the Investors portion of Post’s website.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the prospective financial information provided in this release, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided in this release is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the further in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2026 and Post’s capital expenditure outlook for fiscal year 2026. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•volatility in the cost or availability of inputs to Post’s businesses (including raw materials, energy and other supplies and freight);
•disruptions or inefficiencies in Post’s supply chain, tariffs, inflation, highly pathogenic avian influenza and other agricultural diseases and pests, labor shortages, public health crises, weather events and fires and other events beyond Post’s control;
•changes in economic conditions, financial instability, disruptions in capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•Post’s and its customers’ ability to compete in their respective product categories, including the success of pricing, advertising and promotional programs, declines in demand for Post’s products and the ability to anticipate and respond to changes in consumer and customer preferences and behaviors;
•Post’s ability to hire and retain talented personnel, increases in labor-related costs, employee safety, labor strikes, work stoppages, unionization efforts and other labor disruptions;
•Post’s high leverage, its ability to obtain additional financing and service its outstanding debt (including covenants restricting the operation of its businesses) and a potential downgrade in Post’s credit ratings;
•Post’s ability to successfully implement business strategies to reduce costs or optimize its network;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals, product liability claims and other related litigation;
•the success of new product introductions;
•compliance with new, existing and changing laws and regulations;

•Post’s reliance on third parties and others for the manufacture of many of its products;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents, information security breaches or enterprise resource planning system implementations;
•the impact of litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions, including 8th Avenue (and including, if the sale of 8th Avenue’s pasta business is not completed, such pasta business) and the pet food assets and operations acquired in April 2023 and December 2023, or other strategic transactions;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•differences in Post’s actual operating results from any of its guidance regarding its future performance;
•impairment in the carrying value of goodwill, other intangibles or long-lived assets or changes in critical accounting estimates;
•risks associated with Post’s international businesses;
•business disruption or other losses resulting from changes in governmental administrations or regulatory priorities, political instability, terrorism, war or armed hostilities or geopolitical tensions;
•risks related to the intended tax treatment of Post’s divestitures of its interest in BellRing Brands, Inc.;
•Post’s ability to protect its intellectual property and other assets and to license third-party intellectual property;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale of its restaurants business, including certain indemnification obligations and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•conflicting interests or the appearance of conflicting interests resulting from any of Post’s directors or officers also serving as directors or officers of other companies; and
•other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American branded and private label ready-to-eat cereal and granola, pet food, nut butter and pasta categories. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 644-7648

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Net Sales	$2,247.0	$2,010.1	$8,158.1	$7,922.7
Cost of goods sold	1,644.9	1,434.7	5,818.7	5,617.8
Gross Profit	602.1	575.4	2,339.4	2,304.9
Selling, general and administrative expenses	350.1	341.7	1,308.6	1,330.4
Amortization of intangible assets	53.2	46.1	200.8	184.6
Impairment of goodwill	29.8	—	29.8	—
Other operating expense (income), net	0.6	(3.3)	0.9	(3.6)
Operating Profit	168.4	190.9	799.3	793.5
Interest expense, net	101.8	79.6	361.4	316.5
Loss on extinguishment of debt, net	—	6.7	5.8	2.1
Expense (income) on swaps, net	0.4	11.0	(6.9)	15.7
Other income, net	(6.7)	(4.3)	(5.0)	(12.9)
Earnings before Income Taxes and Equity Method (Earnings) Loss	72.9	97.9	444.0	472.1
Income tax expense	21.9	16.3	108.7	105.1
Equity method (earnings) loss, net of tax	(0.1)	—	(0.5)	0.1
Net Earnings Including Noncontrolling Interest	51.1	81.6	335.8	366.9
Less: Net earnings attributable to noncontrolling interest	0.1	—	0.1	0.2
Net Earnings	$51.0	$81.6	$335.7	$366.7

Earnings per Common Share:
Basic	$0.94	$1.39	$5.98	$6.12
Diluted	$0.88	$1.28	$5.51	$5.64
Weighted-Average Common Shares Outstanding:
Basic	54.1	58.5	56.1	59.9
Diluted	60.9	65.8	62.9	66.9

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2025	September 30, 2024

ASSETS
Current Assets
Cash and cash equivalents	$176.7	$787.4
Restricted cash	6.1	3.5
Receivables, net	735.4	582.9
Inventories	875.0	754.2
Current assets held for sale	116.3	—
Prepaid expenses and other current assets	115.4	103.6
Total Current Assets	2,024.9	2,231.6

Property, net	2,698.7	2,311.7
Goodwill	4,844.7	4,700.7
Other intangible assets, net	3,014.6	3,146.0
Other assets held for sale	424.8	—
Other assets	520.7	464.2
Total Assets	$13,528.4	$12,854.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.2	$1.2
Accounts payable	624.0	483.8
Current liabilities held for sale	55.5	—
Other current liabilities	532.4	459.9
Total Current Liabilities	1,213.1	944.9

Long-term debt	7,421.7	6,811.6
Deferred income taxes	638.5	653.0
Other liabilities held for sale	119.7	—
Other liabilities	371.6	343.4
Total Liabilities	9,764.6	8,752.9

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	5,370.7	5,331.5
Retained earnings	2,118.9	1,783.2
Accumulated other comprehensive income	8.7	6.4
Treasury stock, at cost	(3,746.1)	(3,031.4)
Total Shareholders’ Equity Excluding Noncontrolling Interest	3,753.1	4,090.6
Noncontrolling interest	10.7	10.7
Total Shareholders’ Equity	3,763.8	4,101.3
Total Liabilities and Shareholders’ Equity	$13,528.4	$12,854.2

SELECTED CONDENSED CONSOLIDATED CASH FLOWS
INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2025	2024
Cash provided by (used in):
Operating activities	$998.3	$931.7
Investing activities, including capital expenditures of $510.2 and $429.5	(1,419.3)	(677.5)
Financing activities	(188.6)	415.6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.5	3.9
Net (decrease) increase in cash, cash equivalents and restricted cash	$(608.1)	$673.7

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Net Sales
Post Consumer Brands	$1,158.8	$1,047.4	$4,024.6	$4,109.6
Weetabix	145.0	140.0	542.2	543.2
Foodservice	718.0	596.1	2,641.0	2,307.1
Refrigerated Retail	228.2	226.5	953.3	962.2
Corporate and eliminations	(3.0)	0.1	(3.0)	0.6
Total	$2,247.0	$2,010.1	$8,158.1	$7,922.7
Segment Profit
Post Consumer Brands	$102.8	$140.2	$493.9	$541.2
Weetabix	20.6	19.7	74.0	82.9
Foodservice	128.2	78.3	399.7	308.1
Refrigerated Retail	23.4	12.8	88.3	75.9

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All (1)	(2.6%)
Side dishes	(0.3%)
Egg	(6.3%)
Cheese	(7.9%)
Sausage	(12.5%)

(1) Excluding the contribution from PPI in the current year period, volume percentage change was (4.0)%.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. GAAP. These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales and free cash flow. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share
Post believes Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
b.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
c.Integration costs and transaction costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses or assets as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired businesses or assets as part of Post or the performance of the divested businesses or assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest a business or asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of any businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired businesses or assets will generate for Post.
d.Impairment of goodwill: Post has excluded expenses for impairment of the Cheese and Dairy reporting unit as such non-cash amounts are inconsistent in amount and frequency and Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
f.Mark-to-market adjustments on equity security investments: Post has excluded the impact of mark-to-market adjustments on equity security investments due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Mark-to-market adjustments on commodity and foreign exchange hedges: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items, and the amount and frequency of such adjustments are not consistent.
h.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use and/or the demolition and site remediation of unused facilities as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

i.Debt premiums paid/discounts received, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the net assets acquired exceeds the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
k.Advisory income: Post has excluded advisory income received from 8th Avenue prior to Post’s acquisition of 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables to be consistent with the treatment of these adjustments in the calculation of the non-GAAP measure.
Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results. Post believes that Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales are measures useful to investors in evaluating Post’s operating performance because they allow for meaningful comparison of operating performance across periods.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization, and the following adjustments discussed above: income/expense on swaps, net, restructuring and facility closure costs, integration costs and transaction costs, impairment of goodwill, inventory revaluation adjustment on acquired businesses, mark-to-market adjustments on equity security investments, mark-to-market adjustments on commodity and foreign exchange hedges, asset disposal costs, gain on bargain purchase, advisory income, provision for legal settlements and gain/loss on sale of business. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
o.Stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
p.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums and tender fees and the write-off of debt issuance costs, net of gains realized on the write-off of unamortized debt premiums and debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

q.Equity method investment adjustment: Post has included adjustments for its portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
r.Noncontrolling interest adjustment: Post has included adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

Free cash flow
Free cash flow is a non-GAAP measure which represents net cash provided by operating activities less capital expenditures. Post believes free cash flow is useful to investors in evaluating Post’s ability to service debt and repurchase shares of its common stock.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Net Earnings	$51.0	$81.6	$335.7	$366.7

Adjustments:
Expense (income) on swaps, net	0.4	11.0	(6.9)	15.7
Restructuring and facility closure costs, including accelerated depreciation	18.8	13.2	45.7	36.4
Integration costs	14.4	10.0	38.7	36.5
Impairment of goodwill	29.8	—	29.8	—
Inventory revaluation adjustment on acquired businesses	22.0	—	22.0	1.0
Mark-to-market adjustments on equity security investments	(3.8)	(1.9)	6.6	(3.1)
Mark-to-market adjustments on commodity and foreign exchange hedges	0.9	(5.9)	(5.0)	(7.1)
Transaction costs	4.3	—	6.2	1.2
Asset disposal costs	4.3	1.1	6.3	1.1
Debt premiums paid	—	4.2	4.4	0.7
Gain on bargain purchase	—	(4.8)	—	(10.6)
Advisory income	(0.1)	(0.2)	(0.5)	(0.6)
Provision for legal settlements	0.6	—	0.7	0.8
Loss on sale of business	—	—	—	0.8
Total Net Adjustments	91.6	26.7	148.0	72.8
Income tax effect on adjustments (1)	(15.1)	(7.4)	(29.2)	(20.0)
Adjusted Net Earnings	$127.5	$100.9	$454.5	$419.5

(1) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net, impairment of goodwill and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for impairment of goodwill and gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Diluted Earnings per Common Share	$0.88	$1.28	$5.51	$5.64
Adjustment to Diluted Earnings per Common Share for impact of interest expense, net of tax, related to convertible senior notes (1)	(0.04)	(0.04)	(0.17)	(0.16)

Adjustments:
Expense (income) on swaps, net	0.01	0.17	(0.11)	0.24
Restructuring and facility closure costs, including accelerated depreciation	0.31	0.19	0.73	0.54
Integration costs	0.23	0.15	0.62	0.55
Impairment of goodwill	0.49	—	0.47	—
Inventory revaluation adjustment on acquired businesses	0.36	—	0.35	0.02
Mark-to-market adjustments on equity security investments	(0.06)	(0.03)	0.10	(0.05)
Mark-to-market adjustments on commodity and foreign exchange hedges	0.01	(0.09)	(0.08)	(0.11)
Transaction costs	0.07	—	0.10	0.02
Asset disposal costs	0.07	0.02	0.10	0.02
Debt premiums paid	—	0.06	0.07	0.01
Gain on bargain purchase	—	(0.07)	—	(0.16)
Advisory income	—	—	(0.01)	(0.01)
Provision for legal settlements	0.01	—	0.01	0.01
Loss on sale of business	—	—	—	0.01
Total Net Adjustments	1.50	0.40	2.35	1.09
Income tax effect on adjustments (2)	(0.25)	(0.11)	(0.46)	(0.30)
Adjusted Diluted Earnings per Common Share	$2.09	$1.53	$7.23	$6.27

(1) Represents the exclusion of interest expense, net of tax, associated with Post’s convertible senior notes, which was treated as an adjustment to income available to common shareholders for diluted earnings per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net, impairment of goodwill and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for impairment of goodwill and gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Net Earnings	$51.0	$81.6	$335.7	$366.7
Income tax expense	21.9	16.3	108.7	105.1
Interest expense, net	101.8	79.6	361.4	316.5
Depreciation and amortization	146.2	124.2	524.3	476.9
Stock-based compensation	21.4	23.5	81.6	84.4
Expense (income) on swaps, net	0.4	11.0	(6.9)	15.7
Restructuring and facility closure costs, excluding accelerated depreciation	10.3	7.4	23.4	16.0
Integration costs	14.4	10.0	38.7	36.5
Impairment of goodwill	29.8	—	29.8	—
Inventory revaluation adjustment on acquired businesses	22.0	—	22.0	1.0
Mark-to-market adjustments on equity security investments	(3.8)	(1.9)	6.6	(3.1)
Mark-to-market adjustments on commodity and foreign exchange hedges	0.9	(5.9)	(5.0)	(7.1)
Transaction costs	4.3	—	6.2	1.2
Asset disposal costs	4.3	1.1	6.3	1.1
Loss on extinguishment of debt, net	—	6.7	5.8	2.1
Gain on bargain purchase	—	(4.8)	—	(10.6)
Advisory income	(0.1)	(0.2)	(0.5)	(0.6)
Provision for legal settlements	0.6	—	0.7	0.8
Loss on sale of business	—	—	—	0.8
Equity method investment adjustment	0.1	0.2	0.4	0.5
Noncontrolling interest adjustment	(0.1)	(0.1)	(0.4)	(0.3)
Adjusted EBITDA	$425.4	$348.7	$1,538.8	$1,403.6
Net Earnings as a percentage of Net Sales	2.3%	4.1%	4.1%	4.6%
Adjusted EBITDA as a percentage of Net Sales	18.9%	17.3%	18.9%	17.7%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2025
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$102.8	$20.6	$128.2	$23.4	$—
General corporate expenses and other	—	—	—	—	(70.1)
Impairment of goodwill	—	—	—	(29.8)	—
Other income, net	—	—	—	—	(6.7)
Operating Profit	102.8	20.6	128.2	(6.4)	(76.8)
Other income, net	—	—	—	—	6.7
Depreciation and amortization	70.4	12.0	34.5	20.0	9.3
Stock-based compensation	—	—	—	—	21.4
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	10.3
Integration costs	12.2	—	—	2.2	—
Impairment of goodwill	—	—	—	29.8	—
Inventory revaluation adjustment on acquired businesses	22.0	—	—	—	—
Mark-to-market adjustments on equity security investments	—	—	—	—	(3.8)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(1.6)	—	2.5
Transaction costs	—	—	—	—	4.3
Asset disposal costs	—	—	—	—	4.3
Advisory income	—	—	—	—	(0.1)
Provision for legal settlements	0.6	—	—	—	—
Equity method investment adjustment	—	0.2	—	—	—
Noncontrolling interest adjustment	—	(0.2)	—	—	—
Adjusted EBITDA	$208.0	$32.6	$161.1	$45.6	$(21.9)
Segment Profit as a percentage of Net Sales	8.9%	14.2%	17.9%	10.3%	—
Adjusted EBITDA as a percentage of Net Sales	17.9%	22.5%	22.4%	20.0%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED SEPTEMBER 30, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$140.2	$19.7	$78.3	$12.8	$—
General corporate expenses and other	—	—	—	—	(55.8)
Other income, net	—	—	—	—	(4.3)
Operating Profit	140.2	19.7	78.3	12.8	(60.1)
Other income, net	—	—	—	—	4.3
Depreciation and amortization	53.6	12.6	32.3	18.8	6.9
Stock-based compensation	—	—	—	—	23.5
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	7.4
Integration costs	9.9	0.1	—	—	—
Mark-to-market adjustments on equity security investments	—	—	—	—	(1.9)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	(0.1)	(3.1)	—	(2.7)
Asset disposal costs	—	—	—	—	1.1
Gain on bargain purchase	—	—	—	—	(4.8)
Advisory income	—	—	—	—	(0.2)
Equity method investment adjustment	—	0.2	—	—	—
Noncontrolling interest adjustment	—	(0.1)	—	—	—
Adjusted EBITDA	$203.7	$32.4	$107.5	$31.6	$(26.5)
Segment Profit as a percentage of Net Sales	13.4%	14.1%	13.1%	5.7%	—
Adjusted EBITDA as a percentage of Net Sales	19.4%	23.1%	18.0%	14.0%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2025
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$493.9	$74.0	$399.7	$88.3	$—
General corporate expenses and other	—	—	—	—	(221.8)
Impairment of goodwill	—	—	—	(29.8)	—
Other income, net	—	—	—	—	(5.0)
Operating Profit	493.9	74.0	399.7	58.5	(226.8)
Other income, net	—	—	—	—	5.0
Depreciation and amortization	243.4	49.0	131.8	74.4	25.7
Stock-based compensation	—	—	—	—	81.6
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	23.4
Integration costs	34.2	0.1	—	4.4	—
Impairment of goodwill	—	—	—	29.8	—
Inventory revaluation adjustment on acquired businesses	22.0	—	—	—	—
Mark-to-market adjustments on equity security investments	—	—	—	—	6.6
Mark-to-market adjustments on commodity and foreign exchange hedges	—	0.2	1.4	—	(6.6)
Transaction costs	—	—	—	—	6.2
Asset disposal costs	—	—	—	—	6.3
Advisory income	—	—	—	—	(0.5)
Provision for legal settlements	0.6	—	—	0.1	—
Equity method investment adjustment	—	0.9	—	—	—
Noncontrolling interest adjustment	—	(0.5)	—	—	—
Adjusted EBITDA	$794.1	$123.7	$532.9	$167.2	$(79.1)
Segment Profit as a percentage of Net Sales	12.3%	13.6%	15.1%	9.3%	—
Adjusted EBITDA as a percentage of Net Sales	19.7%	22.8%	20.2%	17.5%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
YEAR ENDED SEPTEMBER 30, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$541.2	$82.9	$308.1	$75.9	$—
General corporate expenses and other	—	—	—	—	(201.7)
Other income, net	—	—	—	—	(12.9)
Operating Profit	541.2	82.9	308.1	75.9	(214.6)
Other income, net	—	—	—	—	12.9
Depreciation and amortization	207.3	42.2	131.1	72.3	24.0
Stock-based compensation	—	—	—	—	84.4
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	16.0
Integration costs	36.5	0.1	—	—	(0.1)
Inventory revaluation adjustment on acquired businesses	1.0	—	—	—	—
Mark-to-market adjustments on equity security investments	—	—	—	—	(3.1)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	(0.1)	(3.8)	—	(3.2)
Transaction costs	—	—	—	—	1.2
Asset disposal costs	—	—	—	—	1.1
Gain on bargain purchase	—	—	—	—	(10.6)
Advisory income	—	—	—	—	(0.6)
Provision for legal settlements	—	—	—	0.8	—
Loss on sale of business	—	—	—	—	0.8
Equity method investment adjustment	—	0.4	—	—	—
Noncontrolling interest adjustment	—	(0.5)	—	—	—
Adjusted EBITDA	$786.0	$125.0	$435.4	$149.0	$(91.8)
Segment Profit as a percentage of Net Sales	13.2%	15.3%	13.4%	7.9%	—
Adjusted EBITDA as a percentage of Net Sales	19.1%	23.0%	18.9%	15.5%	—

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)
(in millions)

	Year Ended September 30,
	2025	2024
Net cash provided by operating activities	$998.3	$931.7
Less: Capital expenditures	510.2	429.5
Free Cash Flow	$488.1	$502.2